/Letterhead/





Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read the comments in Item 4 of Form 8K of WorldNet Resource Group, Inc. dated March 15, 2001 and need to modify the comments included therein. Our opinion included an uncertainty about the Company's ability to continue as a going concern. We agree that there were no disagreements with respect to any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.



/S/ AJ Robbins, PC

Denver, Colorado
Aril 6, 2001